Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of October 21, 2008 (the “Effective Date”), is entered into on November 21, 2008 (the “Execution Date”) by and between The Spectranetics Corporation, a Delaware corporation (the “Company”), and Emile Geisenheimer (the “Executive”).
     WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer, and the Executive desires to be employed by the Company in such capacities, in accordance with the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto hereby agree as follows:
     1. Term. Subject to earlier termination as hereinafter provided, Executive’s employment hereunder shall be for a period (the “Employment Period”) commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Termination Date”). If not previously terminated, the Employment Period shall automatically be extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either Executive or the Company elects not to so extend the Employment Period by notifying the other party, in writing, of such election not less than sixty (60) days prior to the last day of the then current Employment Period.
     2. Position, Duties and Responsibilities.
          (a) Position. Effective on the Effective Date, the Company shall employ Executive, and Executive hereby agrees to serve the Company, as President and Chief Executive Officer of the Company. Executive shall perform such employment duties as are usual and customary for such positions and shall report to the Board of Directors of the Company (the “Board”). Subject to the provisions of Section 2(c) below, Executive shall devote his best efforts and his full business time and attention to the performance of services hereunder for the Company and its subsidiaries and affiliates and as may reasonably be requested by the Board. In addition, during the Employment Period, the Company shall use its best efforts to cause the Executive to be nominated to stand for election to the Board at any meeting of stockholders of the Company during which any such election is held and the Executive’s term as director will expire if he is not reelected; provided, however, that the Company shall not be so obligated if any of the events constituting Cause (as defined below) have occurred and not been cured. Subject to election by the Board, Executive shall serve as the Chairman of the Board.
          (b) Place of Employment. During the Employment Period, Executive’s principal place of employment shall be the Company’s offices in Connecticut, provided that Executive shall travel to/from and work at the Company’s principal business offices located in Colorado Springs, Colorado as necessary or desirable to perform the duties and responsibilities contemplated hereby. Notwithstanding the foregoing, the Company may from time to time require Executive to travel temporarily to other locations on the Company’s business.

          (c) Exclusivity. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), during the Employment Period, Executive shall not (i) accept any other employment or consultancy, (ii) serve on more than two boards of directors or similar bodies of any other entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), in each case that is or may be competitive with, or that might place him in a competing position to, that of the Company or any of its subsidiaries or affiliates; provided, however, that nothing in this Agreement shall (1) limit Executive’s ability to provide services to or participate in non-profit, charitable or civic organizations or to manage personal investments, or (2) preclude Executive from conducting the affairs of Madison Investment Partners, Inc. and its affiliates, in each case, to the extent that such activities do not materially interfere with Executive’s performance of his duties hereunder.
     3. Compensation and Related Matters.
          (a) Salary. During the Employment Period, the Company shall pay Executive an annual base salary of not less than $500,000 per year (the “Base Salary”), which shall be paid to Executive in accordance with the Company’s standard payroll practices. Executive’s Base Salary shall be subject to review by the Board or the Compensation Committee of the Board on an annual basis commencing no later than October 21, 2009.
          (b) Annual Bonus. Provided that the Executive remains employed by the Company on the last day of the applicable fiscal year of the Company, during the Employment Period, Executive will be eligible to receive an annual bonus under the Company’s incentive bonus plan applicable to similarly situated executives of the Company. The amount of Executive’s annual bonus (the “Annual Bonus”) will be based on the attainment of annual performance criteria established and evaluated by the Compensation Committee of the Board in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, Executive’s Annual Bonus at target performance will be 50% of Executive’s Base Salary for such year. Any Annual Bonus payable to the Executive with respect to the 2008 fiscal year shall be pro rated based on the Base Salary actually paid for such partial fiscal year and shall be based on the 2008 bonus targets for executive officers that were set by the Compensation Committee of the Board in early 2008 and include quantitative targets weighted at 75% of the Annual Bonus and qualitative targets weighted at 25% of the Annual Bonus. Any Annual Bonus that becomes payable to the Executive shall be paid as soon as practicable following the end of the year for which the Annual Bonus is earned, but in no event later than June 30 of such following year.
          (c) Equity Compensation. The Company shall, on the Execution Date, grant Executive the following stock options (the “Options”) to purchase shares of common stock of the Company under the Company’s 2006 Incentive Award Plan (the “Incentive Plan”), in each case at an exercise price per share equal to the Fair Market Value (as defined in the Incentive Plan) of a share of Company common stock on the date of grant:
               (i) An option to purchase 250,000 shares of common stock of the

Company (the “Time Vesting Option”). The terms and conditions of the Time Vesting Option, including, without limitation, such option’s vesting and exercisability, shall be set forth in a stock option agreement to be entered into by the Company and Executive substantially in the form attached hereto as Exhibit A (the “Time Vesting Option Agreement”).
               (ii) An option to purchase 150,000 shares of common stock of the Company (the “Conditional Time Vesting Option”). The terms and conditions of the Conditional Time Vesting Option, including, without limitation, such option’s vesting and exercisability, shall be set forth in a stock option agreement to be entered into by the Company and Executive substantially in the form attached hereto as Exhibit B (the “Conditional Time Vesting Option Agreement”).
               (iii) An option to purchase 400,000 shares of common stock of the Company (the “Conditional Performance Vesting Option”). The terms and conditions of the Conditional Performance Vesting Option, including, without limitation, such option’s vesting and exercisability, shall be set forth in a stock option agreement to be entered into by the Company and Executive substantially in the form attached hereto as Exhibit C (the “Conditional Performance Vesting Option Agreement,” and collectively with the Time Vesting Option Agreement and the Conditional Time Vesting Option Agreement, the “Option Agreements”).
The parties acknowledge and agree that the Options will be granted prior to approval by the Company’s stockholders of the Plan Amendment (as defined below). The Company shall submit the Plan Amendment for approval by the Company’s stockholders at the next annual meeting of the Company’s stockholders following the Execution Date. Notwithstanding anything contained in this Agreement or any Option Agreement, neither the Conditional Time Vesting Option nor the Conditional Performance Vesting Option shall be exercisable to any extent by anyone prior to the time when the Plan Amendment is approved by the Company’s stockholders, and if such approval is not obtained at such annual meeting (or by the end of the twelve month period immediately following the date on which the Board adopted the Plan Amendment, if earlier), each of the Conditional Time Vesting Option and the Conditional Performance Vesting Option shall thereupon automatically be canceled and become null and void.
For purposes of this Agreement, “Plan Amendment” shall mean that certain Sixth Amendment to The Spectranetics Corporation 2006 Incentive Award Plan which was adopted by the Board as of November 19, 2008, subject to approval thereof by the Company’s stockholders.
          (d) Housing and Automobile Allowance. During the Employment Period, the Company shall pay Executive a combined monthly housing and automobile allowance in an aggregate amount equal to $5,000 per month, payable on the first regular Company payroll date of each month.
          (e) Business and Travel Expenses. During the Employment Period, the Company shall reimburse Executive for reasonable business expenses actually incurred by Executive in connection with the conduct of the Company’s business, and shall reimburse Executive for reasonable travel expenses actually incurred by Executive for travel by him (but not any member of his family or any other party) between Connecticut and the Company’s offices in Colorado Springs, Colorado, in each case upon presentation of proper documentation of such expenses consistent with the Company’s policies as in effect from time to time.
          (f) Health Care Premiums. During the Employment Period, provided that Executive is not then participating in the Company’s health insurance plan, the Company shall reimburse Executive in an amount not to exceed $23,000 per year for premium costs actually incurred by Executive for family health insurance coverage under a plan not sponsored or maintained by the Company. Executive’s right to such reimbursement shall be subject to and conditioned on his submission to the Company of proper documentation evidencing such expenditures not later than the 30th day following the end of the calendar quarter in which such expense was incurred.
          (g) Other Benefits. During the Employment Period, Executive shall be eligible to participate in all savings and retirement plans, and all group welfare benefit plans maintained by the Company from time to time which are applicable to the Company’s senior executive officers, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular, plan or benefits.
          (h) Vacation, Etc.. During the Employment Period, Executive shall be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s senior executive officers.
          (i) Taxes. Except to the extent otherwise required by applicable law, Executive shall be solely responsible for any and all income and other taxes with respect to the amounts payable to him under Section 3(d) and 3(e), and the Company shall not have any obligation or liability with respect thereto or any obligation or liability to make any additional payments to Executive to cover any such taxes.
     4. Termination. Executive’s employment hereunder shall be terminated, or may be terminated, as the case may be, under the following circumstances:
          (a) Death. Executive’s employment hereunder shall automatically terminate upon his death.
          (b) Disability. The Company may terminate Executive’s employment hereunder in the event of his physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Board, renders Executive unable to perform his duties under this Agreement for more than 90 days during any 180-day period.
          (c) Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean (i) a failure by Executive to render services to the Company or its subsidiaries in accordance with his assigned duties and responsibilities, and such failure of performance continues for a period of more than fifteen days after notice thereof has been provided to Executive by the Company (other than any such failure resulting from Executive’s disability); (ii) any action or omission by Executive involving willful misconduct or gross negligence relating to his duties and responsibilities to the Company or its affiliates, including without limitation, disloyalty, dishonesty or breach of fiduciary duty; (iii) Executive’s commission of (as determined by the Company) or indictment for a crime, either in connection with the performance of his obligations to the Company or its affiliates or which otherwise shall significantly adversely affect his ability to perform such obligations or which shall significantly adversely affect the business activities, reputation, goodwill or image of the Company or its affiliates; (iv) Executive’s breach of any material obligation he has under any written agreement with the Company or its affiliates or which have been delegated to him by the Company which, if capable of cure, is not cured within five days from receipt of notice from the Company; or (v) any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by Executive.
          (d) Non-Cause Termination. Subject to Section 5(c) below, the Company may terminate Executive’s employment hereunder without Cause. Notwithstanding anything contained herein, in no event shall the expiration of the Employment Period or the Company’s election not to renew the Employment Period constitute a termination of Executive’s employment by the Company without Cause.
          (e) Resignation. Executive may resign his position and terminate his employment with the Company at any time with or without Good Reason by delivery of a written notice of resignation to the Company (the “Notice of Resignation”). In the event of a resignation without Good Reason, the Notice of Resignation shall set forth the date such resignation shall become effective, which date shall, in any event, be at least thirty (30) days and no more than such number of days as the Company may determine following the date the Notice of Resignation is delivered to the Company. For purposes of this Agreement, “Good Reason” shall mean (i) a material diminution in the authority, duties or responsibilities of the Executive as President and Chief Executive Officer of the Company, or (ii) a material reduction of Executive’s Base Salary; provided, however, that no resignation shall constitute a resignation for Good Reason unless and until (1) Executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for “Good Reason” within thirty days after the initial existence of the facts or circumstances constituting Good Reason, (2) the Company has not cured such acts or omissions within thirty days of its actual receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than ninety days after the initial existence of the facts or circumstances constituting Good Reason.
     5. Obligations upon Termination.
          (a) Executive’s Termination Obligations. Upon termination of the Employment Period for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any subsidiary or affiliate, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations; provided, however, that this Section 5(a) shall not apply to Executive’s position as a member of the Board.
          (b) Payments of Accrued Obligations Upon Termination of Employment. In the event of Executive’s termination of employment with the Company for any reason, the

Company shall pay Executive or Executive’s estate or legal representative (as applicable) (i) all unpaid salary and unpaid vacation accrued by Executive through the date of termination, (ii) any accrued, unpaid bonuses for any fiscal year of the Company ended prior to the date of termination, and (iii) any unreimbursed business expenses incurred by Executive, in accordance with Company policy for senior executives, prior the date of termination (the “Accrued Obligations”).
          (c) Severance upon Termination Without Cause or for Good Reason. Subject to Section 5(d) below, in the event that Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) by reason of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, then, subject to Section 5(e) below, the Company shall pay Executive within 60 days after the date of such Separation from Service (the “Termination Date”) (with the exact payment date to be determined by the Company in its discretion), a lump-sum payment (the “Severance Payment”) in an amount equal to 100% of the Executive’s Base Salary as in effect on the date of termination of Executive’s employment.
          (d) General Release. The Executive’s right to receive the Severance Payment is conditioned on and subject to the Executive’s execution within 21 days (or, to the extent required by applicable law, 45 days) following the Termination Date and non-revocation within 7 days thereafter of a general release of claims against the Company, its subsidiaries and affiliates in a form prescribed by the Company.
          (e) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation the Severance Payment, shall be paid to Executive during the six (6)-month period following the Termination Date to the extent that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period, the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six-month period.
     6. Confidential and Proprietary Information. As a condition of Executive’s employment with the Company, Executive agrees that during the Employment Period and thereafter, Executive will not directly or indirectly disclose or appropriate to Executive’s own use, or the use of any third party, any trade secret or confidential information concerning the Company, its subsidiaries or affiliates or their businesses, whether or not developed by Executive, except as it is required in connection with Executive’s services rendered for the Company. Executive further agrees that, upon termination of Executive’s employment, Executive will not receive or remove from the files or offices of the Company any originals or copies of documents or other materials maintained in the course of business of the Company, and that Executive will return any such documents or materials otherwise in Executive’s possession. Executive hereby acknowledges that irreparable injury will result to the Company in the event of a breach by Executive of Executive’s obligations under this Section 6 or Section 7 below, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor. Executive further acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Executive. The provisions of this Section 6 and of Section 7 below, and Executive’s obligations under such sections, shall survive the termination of Executive’s employment and the termination of this Agreement.
     7. Non-Solicitation. Executive further agrees that during the Employment Period and for a period of one year after Executive’s employment is terminated, Executive will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer their business from the Company and Executive will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.1
     8. Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, Colorado 80921
Attention: General Counsel
          If to Executive: at Executive’s most recent address on the books and records of the Company.
     9. Withholding. All amounts payable under this Agreement shall be subject to reduction to reflect such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     10. Code Section 409A.
          (a) To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may in its sole discretion

[1]	Subject to review by local counsel.

adopt such amendments to this Agreement or take such other actions that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 10(a) shall not create any obligation on the part of the Company to adopt any such amendment or take any other action.
          (b) To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 5(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.
          (c) To the extent that any payments or reimbursements provided to Executive under this Agreement, including, without limitation, the payments and benefits under Sections 3(d), 3(e) and 3(f), are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amounts of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.
     11. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     12. Assignment. This Agreement may not be assigned by Executive, but may be assigned by the Company to any subsidiary or affiliate thereof or to any successor to its business or assets, and shall inure to the benefit and be binding upon any such entities.
     13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     14. Choice of Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Colorado (without regard to conflict of law principles that would result in the application of any law other than the law of the State of Colorado).
     15. Entire Agreement. Effective as of the Effective Date, this Agreement replaces, terminates and supersedes all prior understandings or agreements between Executive and the Company regarding the subject matter hereof. Executive hereby agrees that as of the Effective Date, any other such agreement or understanding is hereby terminated and shall be of no further force or effect. This Agreement may be modified only by a further writing that is duly executed by both parties.
     16. Executive’s Acknowledgment. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year indicated above.

THE SPECTRANETICS CORPORATION.

By:	/s/ David G. Blackburn

Name:	David G. Blackburn
Title:	Director

EXECUTIVE

/s/ Emile Geisenheimer

Emile Geisenheimer

EXHIBIT A
TIME VESTING OPTION AGREEMENT

EXHIBIT B
CONDITIONAL TIME VESTING OPTION AGREEMENT

EXHIBIT C
CONDITIONAL PERFORMANCE VESTING OPTION AGREEMENT